QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of HEIN & ASSOCIATES LLP
Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Petrohawk Energy Corporation (formerly Beta Oil & Gas, Inc.) on Form S-3 of our report, dated February 14, 2003, relating to the consolidated balance sheet as of December 31, 2002 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two year period ended December 31, 2002, which report appears in the December 31, 2003 annual report on Form 10-K/A of Petrohawk Energy Corporation.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ Hein & Associates LLP

Orange, California
November 30, 2004

QuickLinks

  Exhibit 23.2